EXHIBIT 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056

                    NEWS RELEASE
                    Contact: Jon C. Biro
                    Phone: 713-351-4100
                    Fax: 713-335-2222
                    Website: www.icopolymers.com
                    Pages: 7

ICO, Inc. Announces Improved Fiscal Year 2004
Second Quarter Results

➢ Operating results continue to improve

➢ Volumes increase 10% and revenues increase 26% quarter-over-quarter

➢ Gross margin 20% for the quarter and quarterly gross profit up 35% year-over-year

➢ Net income $1.4 million or 6 cents per share

Unaudited Summary Financial Information
($ in millions except percentages, metric tons and per share data)

	Quarter Ended	Quarter Ended	%
	March 31, 2004	March 31, 2003	Change
Volumes(1)	80,000	73,000	10%
Revenues	$67.5	$53.5	26%
Gross profit	$13.5	$10.0	35%
Gross margin	20.0%	18.6%
Operating income (loss)	$2.8	$(1.4)	N.M.
Net income (loss) from continuing operations	$1.4	$(1.7)	N.M.
Earnings (loss) per share:
Basic	$.06	$(.07)	N.M.
Diluted	$.05	$(.07)	N.M.

(1) “Volumes” refers to total metric tons sold either by selling proprietary products or toll processing services.

	As of	As of	%
	March 31, 2004	September 30, 2003	Change
Total Debt	$35.5	$32.4	9%
Debt-to-total capitalization	33%	33%

     HOUSTON, TEXAS, May 10, 2004 — ICO, Inc. (NASDAQ: ICOC) announced second quarter fiscal year 2004 financial results today. For the quarter ending March 31, 2004, ICO reported revenues of $67,501,000, operating income of $2,775,000 and net income from continuing operations of $1,431,000 or 6 cents per common share. Including discontinued operations, net income was $1,434,000 for the quarter or 6 cents per common share. EBITDA (earnings before interest expense, taxes, depreciation and amortization) from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle (including non-cash stock option expense of $231,000 — see Reconciliation of Selected Financial Data) for the second quarter of fiscal 2004 was $4,768,000.

     Commenting on the results, W. Robert Parkey, Jr., President and Chief Executive Officer, said, “We are very pleased to report these improved financial results driven by the prior year’s cost reduction efforts and improving market conditions. We expect that our results from continuing operations for the balance of the fiscal year 2004 will substantially exceed 2003 results for the same periods. Having said this, while we are very encouraged by these financial results, we are not content. We are now focusing our resources to develop a strategic plan and create a business platform that will position ICO for long-term profitable growth.”

Year-over-year quarter comparison

     Revenues increased $13,997,000 or 26% to $67,501,000 compared to the same quarter last year as overall volumes increased 7,000 tons or 10%. The increase was primarily due to an increase in product sales revenues of $7,700,000 or 17% (excluding the impact of foreign currencies) as well as the translation effect of foreign currency exchange rates (which increased overall revenues by $6,200,000). The increase in product sales revenues was driven mostly by an increase in customer demand, particularly in Europe and for our film concentrates business in North America, due to the improving economies in these regions. Overall product sales volumes increased approximately 8,900 metric tons or 21%. Due to stronger foreign currencies, service revenues increased modestly compared to last year, however, tonnage processed declined 6%. Service volumes have been declining year-over-year for the past three years. While this trend has continued into fiscal year 2004, the declines have been less significant to the overall business, and we believe these volumes have now stabilized.

     Operating income increased significantly to $2,775,000 during the quarter compared to a loss of $1,391,000 during the same quarter last year. This improvement was driven by an increase in gross profit which increased $3,527,000 or 35% due to the increase in volumes sold, an increase of approximately $1,200,000 due to stronger foreign currencies and the cost reductions implemented in late fiscal year 2003. For these same reasons (excluding the foreign currency impact), gross margins improved to 20.0% compared to 18.6% last year. Selling, general and administrative expenses, excluding stock option expenses, declined $366,000 or 4% to $8,660,000 due to the impact of the cost reductions (approximately a $1,350,000 effect), offset by the translation impact of foreign currencies (increased U.S. Dollar expenses by $600,000) and an increase in profit sharing expense. As a percentage of revenue, selling, general and administrative expenses, excluding stock option expenses, were 13%, an improvement compared to 17% last year. Last, depreciation and amortization expense declined during the quarter due to the prior year charges which reduced the carrying value of fixed assets.

     Our European and North American ICO Polymers operating results improved significantly versus last year due to prior year cost reductions, an increase in customer demand and improved performance of two plants that dramatically underperformed last year. The North American film concentrate manufacturing business also improved compared to last year and contributed significantly to the overall increase in gross profit and margins due to an increase in demand from new and existing customers.

Sequential quarter comparison

     Revenues increased $10,654,000 or 19% to $67,501,000 compared to the first quarter of fiscal year 2004 as overall volumes increased approximately 8,900 metric tons or 12%. These gains were due to the usual seasonal weakness during our first fiscal quarter, increased customer demand and an improvement in product sales price and mix. The rebound in business activity was particularly strong in our European and North American operations.

     Operating income almost tripled to $2,775,000 during the quarter due to an increase in gross profit and margin offset by an increase in selling, general and administrative expenses. Gross profit increased 26% to $13,484,000 and gross margins increased to 20.0%, compared to 18.9% last quarter. The primary reason for this improvement was the increase in revenues and the associated benefit of operating leverage. To a lesser extent, margins rose due to improved spreads between selling prices and raw material costs in select regions. Selling, general and administrative expenses, excluding stock option expense, increased $1,059,000 or 14% to $8,660,000 during the quarter due to an increase in profit sharing expense, higher legal and insurance expenses and expenses related to our new Chief Executive Officer.

Liquidity

     Compared to December 31, 2003, cash balances declined $1,822,000 to $1,724,000 as of March 31, 2004. The decline was due to capital expenditures (approximately $1,300,000) and an increase in working capital offset by earnings and an increase in borrowings. The increase in working capital was primarily caused by an $8,368,000 increase in trade accounts receivable due to higher revenues, offset by a $5,133,000 increase in accounts payable due primarily to greater resin purchases and higher resin prices.

     Available borrowing capacity under the Company’s existing credit arrangements increased $465,000 during the second quarter, to $18,925,000 as of March 31, 2004. This increase was caused primarily by the increase in domestic accounts receivable and inventory which increased the borrowing capacity under our U.S. credit facility, offset by additional credit facility borrowings of $1,713,000.

Preferred Dividend

     The Dividend Committee of the Company’s Board of Directors has determined not to declare any dividend on its depositary shares, each representing 1/4 of a share of its $6.75 convertible preferred stock, for the quarter ending on June 30, 2004. These securities trade on the NASDAQ National Market System under the symbol “ICOCZ.” As this will be the sixth consecutive quarter for which such dividends were not declared, the holders of the Company’s $6.75 convertible preferred stock will be entitled to elect two additional directors to the Company’s Board of Directors, beginning in the fourth quarter of fiscal 2004, such directors to serve for so long as the convertible preferred stock is outstanding and until such dividends are paid.

Conference Call on the Web

     A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2004 second quarter earnings can be accessed at 10:00 a.m. Central time on Tuesday, May 11, 2004 at www.firstcallevents.com, where the webcast replay will be archived.

Company Information

     With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the film industry.

     This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company’s services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company’s form 10-K for the fiscal year ended September 30, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Six Months Ended
	March 31,		December 31,	March 31,
	2004	2003	2003	2004	2003
Product Sales	$58,490	$45,243	$48,214	$106,704	$82,513
Toll Services	9,011	8,261	8,633	17,644	16,239

Total Revenues	67,501	53,504	56,847	124,348	98,752
Cost of sales and services	54,017	43,547	46,108	100,125	81,475

Gross Profit	13,484	9,957	10,739	24,223	17,277
Selling, general and administrative expense	8,660	9,026	7,601	16,261	17,049
Stock option compensation expense	231	29	11	242	92
Depreciation and amortization	1,934	2,293	2,052	3,986	4,507
Impairment, restructuring and other costs (income)	(116)	—	104	(12)	—

Operating income (loss)	2,775	(1,391)	971	3,746	(4,371)
Other income (expense):
Interest expense, net	(663)	(642)	(632)	(1,295)	(2,178)
Other income	59	1	212	271	520

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	2,171	(2,032)	551	2,722	(6,029)
Provision (benefit) for income taxes	740	(349)	346	1,086	(1,512)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	1,431	(1,683)	205	1,636	(4,517)
Income (loss) from discontinued operations, net of provision (benefit) for income taxes of $0, $224, ($51), ($51) and $290, respectively	3	32	(95)	(92)	548

Income (loss) before cumulative effect of change in accounting principle	1,434	(1,651)	110	1,544	(3,969)
Cumulative effect of change in accounting principle, net of benefit for income taxes of $0, $0, $0, $0 and $(580), respectively	—	—	—	—	(28,863)

Net income (loss)	$1,434	$(1,651)	$110	$1,544	$(32,832)
Preferred dividends	—	—	—	—	(544)

Net income (loss) applicable to common stock	$1,434	$(1,651)	$110	$1,544	$(33,376)

Basic income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.06	$(0.07)	$0.01	$0.06	$(0.20)

Basic net income (loss) per common share	$0.06	$(0.07)	$—	$0.06	$(1.35)

Diluted income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.05	$(0.07)	$0.01	$0.05	$(0.20)

Diluted net income (loss) per common share	$0.05	$(0.07)	$—	$0.05	$(1.35)

Earnings from continuing operations before interest expense, taxes, depreciation, amortization and cumulative effect of change in accounting principle (a)	$4,768	$903	$3,235	$8,003	$656

Gross Margin	20.0%	18.6%	18.9%	19.5%	17.5%

(a) See “Reconciliation of Selected Financial Data”

ICO, Inc.
Reconciliation of Selected Financial Data
(Unaudited and in thousands)

In this news release, the Company has presented the measurement EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle, that is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), but is derived from relevant items in the Company’s GAAP financials. The reasons the Company believes this measurement is important to present and the risks associated with presenting this measurement are as follows:

• The measurement EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle, is used by the managers and the Board of Directors of the Company to evaluate the Company’s performance including its ability to service debt and is an indication of the Company’s developing liquidity position. Furthermore, the Company’s management uses this measure to make operational decisions in the ordinary course of business.

• The Company decided to use this measure as the Company believes this measurement is a reasonable indicator of the amount of cash generated by the business available to pay for working capital growth, capital expenditures, interest, debt principal payments and taxes.

• The material limitation of the Non-GAAP measurement EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle, relates to this measure excluding certain items that effect the Company’s net income (loss), as opposed to net income (loss), which includes all such items.

• The Company mitigates this limitation by the provision of the specific detailed description and computation of the measure and ensuring that this Non-GAAP measure is no more prominent in the Company’s filings compared to GAAP measures of profitability.

• Investors in the Company’s securities often ask the Company’s management about the Company’s trend of EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle.

	Three Months Ended			Six Months Ended
	March 31,		December 31,	March 31,
	2004	2003	2003	2004	2003
Net income (loss)	$1,434	$(1,651)	$110	$1,544	$(32,832)
Add to/(deduct from) net income (loss):
Cumulative effect of change in accounting principle	—	—	—	—	28,863
(Income) loss from discontinued operations	(3)	(32)	95	92	(548)
Provision (benefit) for income taxes	740	(349)	346	1,086	(1,512)
Interest expense, net	663	642	632	1,295	2,178
Depreciation and amortization	1,934	2,293	2,052	3,986	4,507

EBITDA from continuing operations, as adjusted to exclude cumulative effect of change in accounting principle	$4,768	$903	$3,235	$8,003	$656

ICO, Inc.
Consolidated Balance Sheets
(Unaudited and in thousands, except share data and ratios)

	March 31,	September 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,724	$4,114
Trade accounts receivables	51,693	41,310
Inventories	29,185	24,166
Assets held for sale	850	—
Prepaid expenses and other	11,337	11,952

Total current assets	94,789	81,542

Property, plant and equipment, net	54,159	54,639
Goodwill	8,605	8,245
Other	625	835

Total assets	$158,178	$145,261

LIABILITIES, STOCKHOLDERS’ EQUITY AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Current liabilities:
Short-term borrowings	$8,381	$5,846
Current portion of long-term debt	5,008	3,210
Accounts payable	28,909	22,120
Accrued salaries and wages	4,192	3,766
Other accrued expenses	11,076	11,399
Oilfield Services liabilities held for sale and retained	1,156	2,476

Total current liabilities	58,722	48,817

Deferred income taxes	4,234	4,108
Long-term liabilities	1,694	1,629
Long-term debt, net of current portion	22,071	23,378

Total liabilities	86,721	77,932

Commitments and Contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, without par value- 345,000 shares authorized; 322,500 shares issued and outstanding with a liquidation preference of $34,970 and $33,882, respectively	13	13
Undesignated preferred stock, without par value- 105,000 shares authorized; 0 shares issued and outstanding	—	—
Junior participating preferred stock, without par value- 0 and 50,000 shares authorized, respectively; 0 shares issued and outstanding	—	—
Common stock, without par value- 50,000,000 shares authorized; 25,281,421 and 25,146,550 shares issued and outstanding, respectively	43,697	43,555
Additional paid-in capital	103,049	102,811
Accumulated other comprehensive loss	(2,007)	(4,211)
Accumulated deficit	(73,295)	(74,839)

Total stockholders’ equity	71,457	67,329

Total liabilities and stockholders’ equity	$158,178	$145,261

OTHER BALANCE SHEET DATA
Working capital	$36,067	$32,725
Working capital, excluding cash	$34,343	$28,611
Current ratio	1.6	1.7
Total debt	$35,460	$32,434
Debt-to-capitalization	33.2%	32.5%